Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-182224 and No. 333-182810) on Form S-8 of Weyerhaeuser Company of our report dated June 28, 2021, relating to the statements of net assets available for benefits of Weyerhaeuser 401(k) Plan as of December 31, 2020 and 2019, related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplementary information as of December 31, 2020, appearing in this Annual Report on Form 11-K of Weyerhaeuser 401(k) Plan for the year ended December 31, 2020.

/s/ Moss Adams LLP

Seattle, Washington

June 28, 2021